Exhibit 5.1

                           CHOATE, HALL & STEWART
             A Partnership Including Professional Corporations
                               EXCHANGE PLACE
                              53 STATE STTEET
                     BOSTON, MASSACHUSETTS  02109-2891
                         Telephone:  (617) 248-5000
                            Fax:  (617) 248-4000

                                             June 4, 1996

          Encore Computer Corporation
          6901 West Sunrise Blvd.
          Ft. Lauderdale, Florida 33313

          Gentlemen:

               This opinion is delivered to you in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about June 4, 1996 by Encore Computer Corporation (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of 12,000,000 shares of common stock, $0.01 par value (the "Common Stock"), of the Company.

               We are familiar with the Company's Certificate of Incorporation and its By-Laws, as amended, as well as the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

               Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company under its 1985 Nonqualified Stock Option Plan or its 1995 Long-Term Performance Plan, as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

               We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the reference to this firm in the section entitled "Interests of Named Experts and Counsel" included in the Registration Statement.

                                       Very truly yours,

                                       CHOATE, HALL & STEWART